Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 1, 2007 (the “Effective Date”), between the Hard Rock Hotel, Inc., a Nevada corporation (the “Employer”), located at 4455 Paradise Road, Las Vegas, Nevada, and Matt Greene, an individual (“Employee”).

Preliminary Statements

A. Hard Rock Hotel, Inc. and its affiliates currently own and operate that certain hotel/casino resort known as the Hard Rock Hotel & Casino (the “Resort”).

B. Employee has represented to Employer that he/she has the skills and experience necessary to act as Senior Vice President of Operations.

C. Employer and Employee desire to set forth the terms and conditions of Employee’s employment and contractual relationship with Employer in this Agreement.

Agreement

In consideration of the foregoing, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to certain terms otherwise defined in this Agreement, the following terms used in this Agreement shall have the following meanings:

1.1 “Affiliate” shall mean any Person controlling, controlled by or under common control with the Employer.

1.2 “Base Salary” shall mean the salary provided for in Section 4.1 of this Agreement.

1.3 “Competing Business” shall mean any Person engaged in gaming, hotel and/or food and beverage operations that directly or through an affiliate or subsidiary conducts its business within the Restricted Area.

1.4 “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

1.5 “Restricted Area” shall mean the area within a twenty-five mile radius of the Resort encompassing an area within Clark County and Las Vegas, Nevada, including, but not limited to, all of the following properties located at and currently or to be operating as (whether or not the properties at these locations change their name or theme):

(a)	MGM Grand Hotel and Casino, 3799 Las Vegas Blvd. So., Las Vegas, NV 89109;

(b)	Rio All-Suite Hotel and Casino, 3700 W. Flamingo Rd., Las Vegas, NV 89103;

(c)	The Palms Casino Resort, 4321 W. Flamingo Rd., Las Vegas, NV 89103;

(d)	Wynn Las Vegas, Las Vegas Blvd. So., Las Vegas, NV 89109;

(e)	Bellagio, 3600 Las Vegas Blvd. So., Las Vegas, NV 89109;

(f)	The Venetian, 3355 Las Vegas Blvd. So., Las Vegas, NV 89109;

(g)	TI, 3300 Las Vegas Blvd. So., Las Vegas, NV 89109;

(h)	Aladdin Hotel and Casino, 3667 Las Vegas Blvd. So., Las Vegas, NV 89109;

(i)	Mandalay Bay Resort and Casino, 3950 Las Vegas Blvd. S., Las Vegas, NV 89109;

(j)	The Mirage, 3400 Las Vegas Blvd. So., Las Vegas, NV 89109;

(k)	Caesars Palace, 3570 Las Vegas Blvd., Las Vegas, NV 89109;

(1)	Green Valley Ranch, 2300 Paseo Verde, Henderson, NV 89052;

(m)	Red Rock Station, 10973 West Charleston Blvd., Las Vegas, NV 89135;

(n)	The Wild, Wild West Hotel and Casino, 5191 Las Vegas Blvd. So., Las Vegas, NV 89119; and

(o)	Project City Center to be developed by MGM Mirage consisting of approximately sixty-six (66) acres of real property located between the Bellagio and the Monte Carlo on Las Vegas Boulevard.

In no event shall the above list of properties be considered an exhaustive list of all properties or Competing Business located within the Restrictive Area.

1.6 “Restriction Period” shall mean either (a) any period after the termination of the Term of Employment for which Employee has received or is entitled to receive payments of Base Salary pursuant to Section 6.5 hereof; (b) the period of twelve (12) months following Employee’s voluntarily resignation or termination of this Agreement by Employer for Cause; or (c) the period of twelve (12) months after expiration of this Agreement.

1.7 “Senior Management” shall mean collectively, those persons serving in the offices of President, Chief Financial Officer, Chairman and board of Directors of Employer.

1.8 “Term of Employment” shall mean the period specified in Section 3 hereof.

2. Employment

2.1 Appointment of Employee. Employer hereby employs Employee to serve as Senior Vice President Operations. Employee accepts such employment with Employer and agrees to perform all the duties and responsibilities set forth in this Agreement.

2.2 Conditions of Employment. Notwithstanding anything to the contrary contained herein, the effectiveness of this Agreement is contingent upon Employee’s submission of satisfactory proof of his identity and legal authorization to work in the United States. Employee shall also be required to pass a pre-employment drug test and obtain approval from the Employer’s Compliance Committee, as applicable, following Employee’s background check. Federal law prohibits Employer from hiring any Person who fails to submit proof of identity and legal authorization to work in the United States. Accordingly, in the event Employee fails to submit such proof of identity and legal authorization to work in the United States, this Agreement shall automatically terminate and be of no force and effect.

2.3 Services to be Rendered and Duties of Employee. Employee shall serve in the capacity of Senior Vice President of Operations will report directly to the President or such other person designated by Senior Management. Employee shall be responsible for all aspects of non-gaming operations for the Resort with a goal of maximizing and growing profitability of the Resort. Employee shall also be responsible for such other duties as may be assigned to him from time to time by the President or Senior Management. Employee shall, during the Term of Employment, use commercially reasonable efforts to promote the interests and business of Employer and comply with the lawful and reasonable directions of Senior Management. Employee shall perform his duties and responsibilities subject to the control of the President or Senior Management.

2.4 Conflicting Employment or Activities. Employee shall devote his full business time, attention and ability to the affairs of Employer during the Term of this Agreement; provided, however, that Employee shall not be precluded from involvement in charitable or civic activities or his personal financial investments, except that such investments may not relate to active involvement by Employee in the hospitality and/or gaming industry, and further provided that the same do not interfere with his time and attention to the business affairs of Employer.

2.5 Compliance with Laws. Employee shall comply with all laws, rules, orders, ordinances, regulations, and requirements now or hereafter enacted or promulgated, of every governmental authority and municipality having jurisdiction over Employer and Employee, including without limitation all federal and state laws governing advertising and marketing procedures and all state and municipal laws governing the sale and use of alcoholic beverages. Employee shall comply with all policies, procedures, rules and regulations now and hereafter adopted by Employer. Employee shall comply with all statutes, ordinances, laws, rules, regulations, orders and determinates affecting or issued in connection with the management, operation of the Resort by any governmental authority having jurisdiction thereof, including, without limitation the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any municipality, political subdivision, board, commission, agency or other regulatory body now in existence or hereafter created with the ability to regulate gaming activities, the sale of alcoholic beverages, and/or other operations of Employer (the “Authorities”). In the event Employee is required by any of the Authorities to obtain a license in his individual capacity as a direct result of his employment with Employer, Employee agrees to comply with all such requirements and obtain the license. Employer agrees to pay the licensing fee along with any reasonable investigations fees incurred by Employee in obtaining the license, excluding however all expenses incurred by Employee in gathering and compiling the requisite information to apply for such license.

3. Term.

3.1 Initial Term. Subject to the provisions for early termination hereinafter set forth and as expressly provided herein, the initial term of this Agreement (the “Initial Term”) shall commence upon the Effective Date and terminate on the second anniversary of the Effective Date.

3.2 Renewal Term. The Initial Term shall renew for successive one (1) year periods upon mutual agreement of the parties; provided, however, Employer or Employee can discontinue this employment relationship upon written notice to the other party within sixty (60) days of the expiration of the Initial Term and each renewal term. The Initial Term and any renewal term shall be collectively known as the “Term of Employment.”

4. Compensation.

4.1 Base Salary. Commencing on the Effective Date, Employee shall receive a base salary (the “Base Salary”) of Two Hundred Forty Thousand Dollars ($240,000.00) per annum. The Base Salary shall accrue in equal bi-weekly installments in arrears and shall be payable in accordance with the payroll practices of Employer in effect from time to time. The Base Salary will be reviewed annually by Employer and may be increased from time to time by Employer in its sole discretion.

4.2 Annual Bonus. Employee shall be eligible to receive a discretionary annual bonus (the “Annual Bonus”) to be determined by Employer based upon the achievement of the financial performance and other objectives of the Employer and Employee’s contribution to such performance. Such bonus may be up to sixty percent (60%) of Employee’s Base Salary provided Employer meets its annual budgeted EBITDA. The Annual Bonus may be decreased by the percentage that actual EBITDA varies from the annual budgeted EBITDA and, to the extent in Employer’s sole and absolute discretion, the Employee has met objectives and contributed to the performance of Employer.

4.3 Expenses. Employer shall reimburse Employee for necessary reasonable business expenses, including COBRA Insurance Payments for Ninety (90) days incurred by Employee in the course of performing his duties and responsibilities hereunder, subject to (i) such policies as Employer may from time to time establish, and (ii) Employee furnishing Employer with evidence in the form of receipts satisfactory to Employer substantiating the claimed expenditures.

4.4 Vacation. Employee shall be entitled to Fifteen (15) paid vacation days in each calendar year. Employee shall also be entitled to all paid holidays given in accordance with Employer’s holiday policy as may be adopted from time to time.

4.5 Deferred Compensation. Employee shall be entitled to participate in any deferred compensation plans that Employer provides to its other employees of the same classification as Employee in accordance with its employee benefit and compensation policies to the extent such plans are established by Employer.

4.6 Relocation and Associated Expenses. Employee shall be entitled to receive relocation benefits in accordance with Employer’s relocation policy as may be adopted from time to time.

4.7 Withholding and Other Deductions. All compensation, including any severance pay, payable to Employee hereunder shall be subject to all such deductions as Employer is from time to time required to make pursuant to law, governmental regulation or order.

[Blank]

5. Non-Disclosure, Non-Solicitation and Covenant Not to Compete.

5.1 Non-Disclosure. Employee covenants and agrees that, other than in connection with the performance of duties hereunder, Employee shall not at any time during Employee’s employment by the Employer and thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside of Employer any Trade Secret (as defined below), or proprietary or other confidential information concerning the Employer or its Affiliates, including without limitation, Employer and Affiliate’s proprietary and confidential business practices, contractual relationships, marketing practices, customer lists, and procedures, management policies or any other information regarding the Employer and Affiliate’s operation whatsoever, which is not already and generally known to the public through no wrongful act of Employee or any other party. Employee covenants and agrees that Employee shall not at any time during his Employment or thereafter, without the Employer’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any third party other than in connection with employment hereunder. For purposes of this Agreement, Trade Secrets are defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to formulas, patterns, compilations, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

5.2 Non-Solicitation.

a. Employees. During the Term of Employment and for a two (2) year period thereafter, Employee shall not, for himself or any third party, alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder or otherwise, directly or indirectly, solicit or contact any employee or consultants of Employer or any Affiliate of Employer, with a view to inducing or encouraging such employee to leave the employ of Employer or its Affiliates, for the purpose of being employed at a company employing Employee, an employer affiliated with Employer or any competitor of Employer or any affiliate thereof.

b. Client and Customers. Employee agrees that for a period of two year after the termination of employment with the Employer for any reason whatsoever, Employee shall not, on behalf of Employee or on behalf of any other individual, association or entity, call on any of the clients or customers of the Employer or any affiliate of the Employer for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Employer or an affiliate of the Employer, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Employee or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

During the restriction period for the following scenarios only: a) Employee voluntarily resigns b) the employee is terminated for cause. If the employee completes the contracted initial term, than the restricted period does not apply.

5.3 Covenant Not to Compete. As a material inducement for Employer to enter into this Agreement, during the Term of Employment ~~and during the Restriction Period thereafter~~, Employee shall not directly or indirectly, engage or participate in any way in nor accept any such position or affiliation with, nor render any such services on behalf of, any Competing Business, notwithstanding the job title given to Employee by any Competing Business.

5.4 Acknowledgement. The parties acknowledge that Employer would not have entered into this Agreement in the absence of the preceding reasonable restrictions in this Section 5, and Employee confirms that these restrictions do not and will not unduly impair his ability to make a living after the termination of his/her employment with Employer, the purpose of which is to protect the goodwill and other legitimate business interests of Employer. Employee acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of Employer and that Employer will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which Employer may be entitled in the form of actual or punitive damages, Employer shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting a bond therefore) for the purpose of restraining Employee from any actual or threatened breach of such provisions. The provisions of this Section 5 shall survive the Term of Employment.

6. Termination.

6.1 Death or Total Disability of Employee. If Employee dies or becomes totally disabled during the Term of Employment, Employee’s employment hereunder shall automatically terminate. For these purposes Employee shall be deemed totally disabled if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee’s essential duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar day period.

6.2 Termination for Good Cause. Employee’s employment hereunder may be terminated by Employer for “good cause.” The term “good cause” is defined as any one or more of the following occurrences:

(a)	Employee’s breach of any of the covenants contained in Section 5 of this Agreement;

(b)	Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final adjudication for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved or which Employer believes could prohibit Employee from obtaining or maintaining any work card, license, or finding of suitability necessary for Employee to perform the duties described herein or assigned to him;

(c)	Employee’s commission of an act of criminal fraud that affects Employer, whether prior to or subsequent to the date hereof;

(d)	Employee’s continuing repeated willful failure or refusal to perform Employee’s duties as required by this Agreement (including, without limitation, Employee’s inability to perform Employee’s duties hereunder as a result of drug or alcohol related misconduct and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Employee’s employment by Employer);

(e)	Employee’s gross negligence, insubordination or material violation of any duty or loyalty to Employer, misappropriation of Employer’s assets, or any other material gross misconduct on the part of Employee;

(f)	Employee’s breach of any of the Employer’s ethics policies;

(g)	Employee’s commission of any act that is materially detrimental to Employer’s business or goodwill;

(h)	the failure of Employee to obtain any requisite license, permit or approval based on suitability from any government authority (the “Authorities”) that would preclude Employee from carrying out his duties as set forth in this Agreement;

(i)	If, after the initial receipt by Employee of any requisite license, permit or approval from the Authorities, the execution of Employee’s duties as set forth in this Agreement will, as evidenced by communications from any senior official of any of the Authorities, materially preclude or unduly delay the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any liquor, gaming or other license, permit or approval, necessary or appropriate to the proposed, contemplated or actual operations of Employer; provided, however, that this Section 6.2(i) shall not be applicable if Employee shall, within a reasonable period of time after receipt of written notice from Senior Management specifying the nature of the issues involved hereunder, remedy the situation to the satisfaction of the applicable Authorities;

(j)	Any of the Authorities commences or threatens to commence any suit or proceeding against Employer or any affiliate of Employer, or to terminate or deny, any requisite license, permit, finding of suitability, or any other approval of Employer or any affiliate of Employer, by or from any of the Authorities, as a result of Employer’s association with Employee;

(k)	Chronic alcohol or drug abuse; or

(1)	Employee’s breach of any provision of this Agreement, except a breach as defined in subsection 6.2 (a) through (k), provided that termination of Employee’s employment pursuant to this subsection 6.2(l) shall not constitute valid termination for good cause unless Employee shall have first received written notice from Employer stating with specificity the nature of such breach and affording Employee at least fifteen (15) days to correct the breach alleged.

6.3 Resignation of Employee. This Agreement shall terminate immediately upon Employer’s receipt of Employee’s notice of resignation or intent to resign on a future date (the “Termination by Resignation”). Notwithstanding the foregoing, upon mutual agreement of the Employer and Employee, Employee shall continue to perform his duties and receive Base Salary so long as Employer determines, in its sole and complete discretion, such performance of duties and payment of Base Salary are beneficial to Employer. Employee shall not be entitled to any bonus or benefits other than Base Salary following Termination by Resignation.

6.4 Compensation. Notwithstanding anything to the contrary contained in this Agreement, upon a termination of this Agreement and Employee’s employment hereunder due to the occurrences of any of the events referred to in Sections 6.1, 6.2 and 6.3 of this Agreement, Employee (or Employee’s heirs or representatives) shall be entitled to receive only such portion (if any) of the Base Salary as may theretofore have accrued but be unpaid.

6.5 Termination for No Cause. In addition to the rights to terminate this Agreement pursuant to Section 6.1, 6.2 and 6.3 of this Agreement, Employer shall have the right to terminate this Agreement and Employee’s employment hereunder for any other reason or for no reason prior to the expiration of the Term of Employment. If Employer terminates this Agreement and Employee’s employment hereunder pursuant to this Section 6.5, Employer shall given ten (10) days prior written notice to Employee and pay a termination fee to Employee in an amount equal to the lesser of (i) Nine (9) months Base

Salary or (ii) the remainder of the Base Salary which would otherwise be due Employee pursuant to this Agreement but for such termination, to be paid at the rate Employee had received immediately prior to such termination pursuant to Section 4.1 of this Agreement. The Company shall also pay Employee any annual bonus awarded, but not yet paid on the date on which the termination shall take effect. No prorated or future bonus shall be due Employee for the year during which termination occurs or for any year thereafter. Payments pursuant to this section 6.5 shall be paid within fifteen (15) days of termination and subject to the other terms and conditions of this agreement. Employee shall also be provided medical, hospitalization, dental, vision, and pharmacy insurances, at no cost to Employee for a term of three (3) months after any such termination. Employer shall have no further obligation to Employee under this Agreement.

6.6 Termination Obligations of Employee. In the event that this Agreement and Employee’s employment hereunder is terminated, Employee, or his legal representative in case of termination by death or Employee’s physical or mental incapacity to serve, shall:

(a)	no later than the effective date of termination, resign from all corporate positions held in Employer and any of its Affiliates or subsidiary companies;

(b)	promptly return to a representative designated by Employer all property, including but not limited to, keys, identification cards, credit cards, all Employer documents, reports, manuals, customer lists, referral information and equipment including computers, software and backup and other Confidential Information relating in any way to Employer’s business or any of its Affiliates or subsidiary companies or obtained by Employee during the course of his work for Employer; and

(c)	incur no further expenses or obligations on behalf of Employer, or any of its affiliates or subsidiary companies.

7. Exclusive Remedies; No Offset; No Public Comment. Notwithstanding anything to the contrary contained herein, in the event of any termination of employment of Employee, the exclusive remedies available to Employee shall be the amounts due under Section 6 hereof. In the event of a termination of this Agreement, neither party shall publish in any way or make any negative comment or statement concerning the reasons for such termination or about the other party. The provisions of this Section 7 shall survive the Term of Employment.

8. Conditions of Payment Upon Termination. No payments or benefits payable to Employee upon the termination of his employment pursuant to Section 6 hereof shall be made to Employee.

(a)	unless and until he executes a general release/covenant not to sue (the “General Release of Claims”) and an agreement regarding the terms of severance (the “Severance Agreement”), the form of which is available for review at any time during the Term of Employment at Employer’s offices, and may be modified from time to time consistent with the purposes of such general release to reflect changes in law following the date hereof; and

(b)	unless he/she complies with Section 5, 6.6, and 7 hereof.

In the event Employee fails to comply with Section 5, 6.6 and 7 hereof at any time during the period for which Employee has received or is entitled to receive payments pursuant to Section 6.5 hereof, Employer shall be entitled to the repayment of any such payments made and the amount of any such benefits paid to Employee pursuant to Section 6.5 hereof. Employer shall notify Employee of his failure to comply with this Agreement and in addition to other remedies available to Employer, Employee shall repay all such amounts in full of Employer within ten days following Employee’s receipt of such notice.

9. Representations and Warranties of Employee. Employee represents and warrants to Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Employer hereunder and (ii) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

10. Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Las Vegas, Nevada, in accordance with the rules pertaining to employment promulgated by the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction. There shall be one arbitrator to be selected in accordance with the rules of the AAA then in effect. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, and all other fees and costs, shall be borne equally by the parties hereto unless it is determined that one or both parties were not acting in good faith in which case the party determined to not have been acting in good faith shall bear all fees and expenses described above which would otherwise have been paid by the opposing party.

11. General Provisions.

11.1 General Relationship. Employee shall be considered an employee of Employer within the meaning of all federal, sate and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

11.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and Employee, his successors and assignees, his heirs and estate. Any such successors or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. Neither Employee, designees, nor his heirs or estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and non-assignable (except by death or otherwise by operation of law).

11.3 Governing Law. The laws of the State of Nevada (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement, except to the extent governed by federal law, irrespective of the fact that one or more of the parties now is, or may become, a resident or citizen of a different state or country. The parties hereby expressly submit to the personal jurisdiction of the court or arbitral forum located in Clark County, State of Nevada, and waive any objection or defense based on personal jurisdiction or venue that might otherwise be asserted to proceedings in such forum(s).

11.4 Counterparts. This Agreement, and any amendment hereto, may be executed in one or more counterparts, including, without limitation, facsimile counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

11.5 No Waiver. No failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver hereof nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by Employer or Employee or any failure of Employee or Employer, respectively, to perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

11.6 Headings. The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

11.7 Notices. Any notice under this Agreement shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

EMPLOYEE:

Matt Greene

34237 N. 45th Place

Cave Creek, AZ 85331

EMPLOYER:

Hard Rock Hotel, Inc.

4455 Paradise Road

Las Vegas, NV 89109

Attn: Randy Kwasniewski

WITH A COPY TO:

Brownstein Hyatt Farber Schreck

300 South Fourth Street

Suite 1200

Las Vegas, Nevada, 89101

Attn: Elayna J. Youchah

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

11.8 Compliance with Laws; Authorities Approval. Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the terms and conditions contained herein shall be contingent upon receipt of all requisite approvals of the applicable Authorities.

11.9 Merger. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer.

11.10 No Representation. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, anyone acting on behalf of any party, which are not embodied herein and that no other agreement statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

11.11 Drafting Ambiguities. Each party to this Agreement has been afforded an opportunity to have this Agreement reviewed by him or its respective counsel. Employee has been expressly advised by Employer to do so. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

11.12 Survival. The parties agree that as expressly provided in this Agreement the terms and conditions of Section 5 and 7 shall survive the Term of Employment as shall any other provision, which, by its terms, is likewise intended to survive.

11.13 Invalidity. If any provision of this Agreement is held to be invalid or unenforceable for any reason, including, without limitation, geographic scope or time duration, such provisions shall be reformed rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

11.14 Acknowledgement. Employee certifies that he or she has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that he or she is executing this Agreement freely, knowingly, and voluntarily and that Employee’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises, or representations by the Employer other than the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

EMPLOYER: Hard Rock Hotel, Inc.		EMPLOYEE:

By:	/s/ Dean Boswell	/s/ Matt Greene
	Dean Boswell	Matt Greene
Title:	CEO